EX.99.CODE ETH

PROSPERA FUNDS, INC.

CODE OF ETHICS

Revised and Adopted January 2026

Section I. Statement of General Fiduciary Principles

A. Introduction

This Code of Ethics (the “Code”) has been adopted by Prospera Funds, Inc. (the “Adviser”) to establish standards of conduct and procedures reasonably designed to prevent violations of applicable federal securities laws and to address conflicts of interest that may arise in the course of the Adviser’s business. This Code is intended to satisfy the Adviser’s obligations under Rule 204A-1 under the Investment Advisers Act of 1940 and, to the extent applicable to the Adviser’s advisory activities to registered funds, Rule 17j-1 under the Investment Company Act of 1940.

The Code is based on the principle that the Adviser and its personnel owe a fiduciary duty to clients and must place client interests ahead of personal interests at all times. Supervised Persons must conduct themselves, and their personal investing activities, in a manner that avoids actual or apparent conflicts, does not interfere with client transactions, and does not take inappropriate advantage of access to information regarding portfolio holdings, trading activity, or investment decision-making.

This Code is designed to be practical and effective for a small adviser. It does not address every potential conflict. If a Supervised Person is uncertain about the application of any provision, they must consult the Chief Compliance Officer (“CCO”) prior to acting.

B. Applicability

This Code applies to all Supervised Persons of the Adviser. Certain provisions apply specifically to Access Persons, as defined below.

Section II. Standards of Conduct

A. General Principles

The following principles guide the conduct of each Supervised Person:

1.	Client First / Fiduciary Conduct. Supervised Persons must place client interests ahead of their own personal interests and avoid conduct that could disadvantage a client.

2.	Compliance With Law. Supervised Persons may not take any action that would violate applicable federal securities laws or the Adviser’s policies and procedures.

3.	Integrity and Fair Dealing. Supervised Persons must deal fairly with clients, counterparties, service providers, and other Supervised Persons and must not engage in deceptive, manipulative, or fraudulent conduct.

4.	Confidentiality. Supervised Persons must protect confidential information, including nonpublic information regarding portfolio holdings and trading activity.

5.	Escalation. Supervised Persons must promptly report suspected violations of this Code or other compliance policies to the CCO.

B. Market Rumors and Manipulation (Prohibited)

Creating, spreading, or knowingly repeating false market rumors, or engaging in conduct intended to manipulate the market for a security, is prohibited. Supervised Persons should consult the CCO before acting on or circulating information that appears to be an unverified market rumor.

C. Falsification or Alteration of Records (Prohibited)

Falsifying or altering Adviser or client records, preparing records that do not accurately reflect underlying transactions, or knowingly approving such conduct is prohibited. Supervised Persons must maintain accurate, complete, and timely records required by the Adviser’s compliance program.

Section III. Definitions and Covered Persons

A. Supervised Persons

“Supervised Persons” include all officers and employees of the Adviser and any other persons subject to the Adviser’s supervision and control.

B. Access Persons

“Access Persons” include Supervised Persons who, in connection with their functions or duties:

•	have access to nonpublic information regarding client purchases or sales of securities or portfolio holdings; or

•	participate in, obtain, or have access to nonpublic information regarding investment recommendations or intended trades.

The CCO/Compliance Team maintains lists of Supervised Persons and Access Persons and will notify individuals of their status as needed.

C. Beneficial Ownership

“Beneficial Ownership” includes any interest by which a Supervised Person (or an immediate family/household member) can directly or indirectly derive a monetary or other economic benefit from the purchase, sale, or ownership of a security, whether held directly or through an account or vehicle.

D. Reportable Security

“Reportable Security” generally includes all stocks, bonds, ETFs, closed-end funds (“CEFs”), options, and other derivatives, and interests in private placements and other limited offerings.

Reportable Security does not include: (i) direct obligations of the U.S. Government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and other high-quality short-term debt instruments; or (iii) shares of money market funds.

E. Personal Account

“Personal Account” means any account in which a Supervised Person has Beneficial Ownership of Reportable Securities.

F. Automatic Investment Plan / Non-Volitional Transactions

“Automatic Investment Plan” means a program in which periodic purchases (or withdrawals) occur automatically according to a predetermined schedule. Non-volitional transactions include events such as mandatory corporate actions and involuntary assignments.

Section IV. Prohibition Against Insider Trading and Misuse of Nonpublic Information

Supervised Persons are prohibited from trading (for clients or personally) while in possession of material, nonpublic information (“MNPI”) and are prohibited from disclosing MNPI to others (“tipping”). If a Supervised Person believes they may have received MNPI, they must immediately notify the CCO.

The Adviser maintains separate procedures designed to prevent and detect misuse of MNPI, and Supervised Persons are required to comply with those procedures.

A. Confidentiality Agreements / NDAs (CCO Approval Required)

Any confidentiality agreement, nondisclosure agreement (“NDA”), information barrier arrangement, or similar agreement relating to an issuer, investment, or transaction must be approved by the CCO prior to execution. Supervised Persons must comply with any trading restrictions or information-handling obligations arising under such agreements and must consult the CCO if uncertain.

B. Tender Offers and Extraordinary Corporate Events (Heightened Caution)

Supervised Persons should exercise particular caution regarding potential MNPI connected to tender offers or other extraordinary corporate events and must escalate promptly to the CCO if such information may be involved.

Section V. Personal Securities Transactions

A. General Rule

Personal investing is permitted, but must be conducted in a manner consistent with fiduciary obligations and the restrictions in this Code. Supervised Persons must not:

•	trade based on MNPI;

•	trade in a manner that disadvantages clients; or

•	use knowledge of client activity to benefit personal accounts.

B. Client Trading Priority and 24-Hour Standard (Standardized)

To prevent front-running and the appearance of impropriety, Access Persons may not execute a personal transaction in a Reportable Security if:

1.	the Adviser has a pending (unexecuted) order for a client account in the same security; or

2.	the personal trade would occur within 24 hours before or within 24 hours after a client account purchase or sale in the same security.

The CCO may grant limited, documented exceptions only where appropriate and only where client interests are fully protected.

C. Restricted List

The Adviser maintains a Restricted List that generally includes:

•	Reportable Securities currently held by the Adviser’s ETF client(s); and

•	Reportable Securities that the ETF client(s) trade frequently (as determined by the Adviser); and

•	any other securities designated by the CCO due to trading activity, MNPI risk, or other compliance considerations.

Restricted List governance and controls:

•	The Restricted List is maintained by the CCO.

•	The Restricted List is updated at least monthly, and more frequently as needed.

•	The Restricted List is locked for all users except the CCO.

•	The Restricted List is hosted in the Firm’s cloud environment in a designated Compliance folder.

Trading in Restricted List securities must comply with Section V(B) (24-hour standard and pending order prohibition) and the pre-clearance/threshold framework below.

D. Low Liquidity / Single-Stock Positioning Threshold

To reduce liquidity and concentration risk in personal accounts:

•	Low-liquidity ETFs, low-liquidity CEFs, and single-stock positions are permitted up to an aggregate position size of $5,000 per issuer/fund (market value at the time of purchase).

•	Any transaction that would cause an Access Person’s aggregate position in such an investment to exceed $5,000 requires pre-clearance prior to execution.

The CCO will use reasonable judgment to determine whether an ETF/CEF is “low liquidity,” based on observable characteristics such as average daily volume, bid/ask spreads, and market depth.

E. Exceptions (Administrative)

The restrictions in this Section V do not apply to:

•	transactions effected pursuant to an Automatic Investment Plan (except optional, non-automatic purchases);

•	pro rata rights offerings and the exercise of such rights; and

•	non-volitional transactions (including involuntary assignments), provided the Access Person promptly notifies the CCO if the transaction creates a position that would otherwise require pre-clearance for future activity.

Section VI. Pre-Clearance Requirements (Minimum Standard)

Pre-clearance is required only for the following:

1.	Initial Public Offerings (IPOs) — pre-clearance required for any purchase.

2.	Private Placements / Limited Offerings — pre-clearance required for any purchase.

3.	Transactions exceeding the $5,000 threshold described in Section V(D).

4.	Any transaction the CCO determines requires pre-clearance based on facts and circumstances.

Submission and timing. Pre-clearance requests must be submitted by email (or through an approved electronic system). Unless otherwise specified by the CCO, approvals are valid through the close of business on the next trading day. If relevant facts change (e.g., client trade activity becomes known), the Access Person must seek updated clearance before trading.

The CCO may deny pre-clearance in their discretion where necessary to protect clients or the Adviser.

Section VII. Holdings and Transaction Monitoring; Certifications

(Quarterly monitoring may be satisfied by holdings attestations and/or transaction reporting)

The Adviser uses a practical monitoring approach appropriate for a small firm. The program permits either quarterly holdings attestations or quarterly transaction reporting, depending on the account documentation method used.

A. Account Disclosure (Onboarding)

Within 10 days of onboarding, each Supervised Person must disclose all Personal Accounts in which they have Beneficial Ownership of Reportable Securities.

B. Initial Holdings Report (Access Persons)

Within 10 days of becoming an Access Person, each Access Person must submit an Initial Holdings Report, current as of a date no more than 45 days prior to submission, supported by brokerage statements or equivalent documentation.

C. Quarterly Monitoring (Two Permitted Methods)

Within 30 days after each calendar quarter-end, each Access Person must satisfy quarterly monitoring requirements using one or both of the following methods, as directed by the CCO:

Method 1 — Quarterly Holdings Attestation (Supported by Statements/Feeds).

The Access Person submits a Quarterly Holdings Attestation and provides brokerage statements or an electronic feed/intake sufficient for Compliance to review holdings and activity.

Method 2 — Quarterly Transaction Report.

The Access Person submits a Quarterly Transaction Report covering reportable transactions for the quarter (including those effected outside accounts that provide statements/feeds), in the form prescribed by Compliance.

Important rule (to avoid gaps): If any reportable transaction occurs in an account not covered by statements/feeds provided to Compliance, the Access Person must report that transaction via Method 2 (Quarterly Transaction Report).

D. Annual Holdings Report and Annual Certification

Annually (by January 30, or another date specified by the CCO), each Access Person must submit:

•	an Annual Holdings Report (current as of a date no more than 45 days prior to submission); and

•	an Annual Certification that they have read, understand, and complied with this Code.

E. Discretionary/Managed Accounts

Accounts over which an Access Person has no direct or indirect influence or control may be treated as discretionary. The Access Person must provide an annual certification of non-influence and such additional documentation as the CCO may reasonably request.

Section VIII. Gifts, Entertainment, and Conflicts

A. Cash and Cash Equivalents Prohibited

Supervised Persons may not give or receive cash or cash equivalents (including gift cards) to/from any client, prospective client, or entity doing business with or for the Adviser.

B.	Gifts and Entertainment Thresholds

•	Gifts (given or received): $200 maximum per person per year without pre-approval.

•	Entertainment (group activities): $450 maximum per event without pre-approval.

Amounts above these thresholds require prior written approval from the CCO and must be documented.

C. Conflicts Disclosure

Supervised Persons must promptly disclose to the CCO any actual or potential conflicts of interest.

Section IX. Outside Business Activities (OBA)

Supervised Persons must obtain pre-approval for outside business activities that could create conflicts or reputational risk. The CCO may impose conditions or restrictions as necessary to protect clients and the Adviser.

A. Directorships / Committees (Immediate Notice; Approval Required)

Supervised Persons must promptly notify the CCO and obtain approval prior to accepting any director, officer, advisory board, creditor committee, investment committee, or similar role (public or private), whether paid or unpaid, where such role could create conflicts of interest or increase MNPI risk.

Section X. Reporting Violations and Non-Retaliation

Every Supervised Person must promptly report known or suspected violations of this Code to the CCO. The Adviser prohibits retaliation against any person who reports in good faith. Retaliation is itself a violation and may result in disciplinary action.

Section XI. Sanctions

Violations may result in sanctions deemed appropriate by the Adviser, including warning or censure, reversal of a trade or disgorgement of profits, restriction of personal trading privileges, suspension, or termination of employment.

Section XII. Administration and Recordkeeping

A. Administration

The CCO administers this Code, including maintaining the Restricted List, reviewing reports, approving pre-clearance requests, documenting exceptions, and investigating potential violations.

B. Recordkeeping

The CCO will maintain, in an easily accessible manner, records including:

•	a current copy of this Code and any amendments;

•	a list of Access Persons and persons responsible for reviewing reports;

•	Initial Holdings Reports, Annual Holdings Reports, Quarterly Holdings Attestations and/or Quarterly Transaction Reports (as applicable), and related certifications;

•	documentation of pre-clearance approvals/denials for IPOs, private placements, and threshold exceptions;

•	a record of each violation of this Code and any action taken as a result; and

•	a record of any decision (and the reasons supporting the decision) to approve an IPO/private placement or to grant an exception to any provision of this Code.

Records will be maintained for at least five (5) years , with the most recent two (2) years readily accessible, consistent with the Adviser’s compliance recordkeeping program.

Section XIII. Confidentiality and Privacy

The protection of confidential business information is vital to the interests and success of the Adviser and its clients. Supervised Persons may not disclose to any third party, or use for their own personal benefit, any confidential or non-public information obtained in connection with the business of the Adviser or its clients, except as required to perform their duties for the Adviser, as otherwise authorized by the CCO, or as required by law.

Confidential information includes, without limitation:

•	Client and portfolio information, including securities holdings, trading activity, and pending or contemplated transactions;

•	Client and investor information, including non-public personal information, account information, and identifying information;

•	Adviser proprietary information, including investment and trading systems, models, processes, techniques, research, analyses, business plans, and internal communications; and

•	Adviser business records and agreements, including client files, vendor/service-provider information, financial and operational records, contracts, software/licenses, and other non-public business information.

Supervised Persons must safeguard confidential information through reasonable measures, including limiting access on a “need-to-know” basis, using only approved systems and devices for Firm business, and escalating any suspected loss, unauthorized access, or improper disclosure to the CCO promptly.

The Adviser maintains separate privacy and information security policies and procedures (including procedures adopted under Regulation S-P and related incident response practices, as applicable). Nothing in this Section limits any additional confidentiality, privacy, or information security obligations set forth elsewhere in the Adviser’s compliance program.